EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK CONFIRMS COMPANY IS NOT FOR SALE; RE-STATES

GROWTH OBJECTIVES; ANNOUNCES SHAREHOLDER LAWSUIT

ATLANTA, GA (February 24, 2004) — SunLink Health Systems, Inc. (AMEX:SSY).

On February 13, 2004, Attentus Healthcare announced an unsolicited proposal to acquire SunLink. It did so knowing that SunLink’s Board of Directors had unanimously rejected their proposal. SunLink’s Board of Directors rejected the proposal after careful consideration, including consultation with the Company’s financial and legal advisors. The SunLink Board of Directors concluded that Attentus’s proposal was financially inadequate and SunLink’s Board is of the view that it would not serve the best interests of our shareholders to pursue a sale of the company at this time.

“This is all about shareholder value which comes from effective management of community hospitals,” said Robert M. Thornton, Jr., SunLink’s Chairman and Chief Executive Officer, “and we do not believe the Attentus proposal recognizes the underlying value of SunLink’s business, our portfolio of hospitals and the goodwill and support we have achieved in our hospital communities. We are excited about and committed to SunLink’s growth prospects, both internal and external. We have invested heavily in our hospitals and seek to position SunLink to do more in each community. We also regularly review hospital acquisition opportunities. In addition, we are also alert to opportunities to more sharply focus our strategy and to improve our balance sheet, including dispositions of selected assets. Our objective in all of these endeavors is to capitalize on opportunities which would enhance value for our shareholders and improve and expand healthcare services in our hospital communities.”

The Company also announced today that it and its directors have been named in a shareholder lawsuit alleging, among other things, that the Board of Directors breached its fiduciary duties by adopting a recent Shareholder Rights Plan and not negotiating with Attentus Healthcare. SunLink said it believes the suit is without merit and that it intends to defend itself vigorously.

SunLink Health Systems, Inc. currently operates eight community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003.